ENERGY CONVERSION DEVICES, INC.

Form Of Restricted Stock Unit Award Agreement
under the Energy Conversion Devices, Inc.
2006 Stock Incentive Plan

Participant:
Grant Date:	, 2008
Number of
Restricted Stock Units:

This Restricted Stock Unit Award Agreement (“Agreement”), dated as of the Grant Date, is entered into by and between Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), and the Participant under the Company’s 2006 Stock Incentive Plan (the “Plan”). The words “you,” “your,” and similar terms refer to the Participant to whom this Award is granted.

1.         Definitions and the Plan. All capitalized terms that are not otherwise defined in this Agreement have the meanings set forth in the Plan, the text of which is incorporated into this Agreement by reference. In case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

2.         Number of Shares.

(a)    This Agreement entitles you to the number of Restricted Stock Units set forth above. Each Restricted Stock Unit will have a nominal value equal to the Fair Market Value of one Share.

(b)    The number of Restricted Stock Units shall be adjusted to reflect certain events affecting the Company’s capitalization in accordance with Section 5.7 of the Plan.

3.         Vesting and Lapse of the Restriction Period. The Restricted Stock Units (i.e., your rights to receive Shares) in this Award are subject to forfeiture until they vest. The Restricted Stock Units vest ratably during the 12-month period beginning on the grant date, 1/12 each month.

Energy Conversion Devices, Inc.

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4.         Payment. The Shares represented by the vested Restricted Stock Units shall be delivered to you within 30 days after you cease to be a director of the Company. Payment in Shares shall be subject to the Restrictions on Delivery and Resale set forth below.

5.         Rights of the Participant as Shareholder.

(a)    This Agreement does not give you any rights of a stockholder. However, if these Restricted Stock Units vest, you will gain stockholder rights when Shares are transferred to you.

(b)    You shall receive payments equivalent to dividends or other distributions with respect to Restricted Stock Units underlying Shares on the same date and in the same form as the Company’s shareholders, provided that you remain a director of the Company until such dividends or other distributions are paid.

6.         Change in Control.

(a)    In the event of a Change in Control, there shall be substituted for each Share subject to the Restricted Stock Units, the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control, except as follows. If, in connection with the Change in Control, each outstanding Share is not converted into a class of shares that are publicly traded, in lieu of each Share subject to the Restricted Stock Units, there shall be credited to a hypothetical account for you on the date of the Change in Control a vested amount equal to the Fair Market Value of one Share immediately before the Change in Control, and such amount shall be increased by interest at a rate equal to 1% plus the prime rate as published by the Wall Street Journal on the date of the Change in Control (or, if not published on that date, on the most recent business day before the Change in Control, or, if not published on that date, as determined by the Committee immediately before the Change in Control).

(b)    The Restricted Stock Units shall, notwithstanding Section 3, become immediately vested upon the Change in Control.

(c)    The Restricted Stock Units (or the account described in subsection (a), above) shall be paid within 90 days of a Change in Control if such Change in Control constitutes a change in control determined under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder. Otherwise, payment shall be made on the payment date determined without regard to this subsection (c).

Energy Conversion Devices, Inc.

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7.         Nontransferability.

(a)    Unless the Committee or its designee determines otherwise, you may not transfer the Restricted Stock Units awarded under this Agreement.

(b)    Unless otherwise required by law, your rights and interests under this Award may not be subject to lien, obligation, or liability.

8.         Additional Restrictions on Delivery and Resale. Shares that are otherwise due to be provided under this Agreement shall not be delivered and you may not sell any Shares awarded under this Agreement at a time when lifting the restrictions or sale of the Shares would be prohibited under any applicable federal, state, local, or exchange laws, rules, or regulations (“Applicable Law”). If payment is delayed pursuant to this Section 8, payment shall be made no later than the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause a violation of Applicable Law.

9.         Notices.

(a)    Any notice from you to the Company must be in writing and shall be deemed effective when it is received by the Company at the Company’s principal office.

(b)    Any notice from the Company to you must be in writing and shall be deemed effective when it is personally delivered to you or when it is deposited in the U.S. Mail, with postage and fees prepaid.

10.       Governing Law. This Agreement shall be governed by and interpreted in accordance with Delaware law, without regard to any principles of Delaware law that might direct resolution to the laws of a different jurisdiction.

11.       Severability. If any provision in this Agreement is determined to be unenforceable or invalid, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

12.       Waiver. The waiver by you or the Company or an Affiliate of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

13.       Interpretation and Construction. This Agreement shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.

Energy Conversion Devices, Inc.

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14.       Headings. The headings in this Agreement are provided solely as a convenience to facilitate reference. The headings shall not be relevant for purposes of construing or interpreting any part of this Agreement.

15.       Entire Understanding. This Agreement and the Plan constitute the entire understanding between you and the Company and its Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

16.       Code Section 409A. This Agreement is intended, and shall be construed, to comply with the requirements of Section 409A of the Code. Payments made on account of a cessation of Board service shall be made upon a “separation from service” within the meaning for Section 409A of the Code.

ENERGY CONVERSION DEVICES, INC.,

By:
Title:

I have read this Agreement and the Plan, and I understand and agree to their terms and conditions.

Participant’s Signature

Participant’s Name (please print)